Exhibit 10.1

September 22, 2010

James P. Lynch

[Address]

Dear Jim:

Contingent upon the approval of the Board of Directors, I am pleased to offer you the position of Chief Financial Officer and Treasurer of San Jose Water Company (the “Company”) reporting to Richard Roth, President and Chief Executive Officer. You will also serve as Chief Financial Officer and Treasurer of SJW Corp., SJW Land Company, SJWTX, Inc., and Texas Water Alliance Limited. Your appointment as Chief Financial Officer and Treasurer of the Company and the other entities will be effective October 4, 2010.

Your starting base salary will be $13,461.54 bi-weekly, which is approximately $350,000.00 annualized, and an annual short-term incentive bonus target of $75,000.00. Your actual short-term bonus each year may range from zero to 150% of your target bonus based on corporate and individual performance, and your actual short-term bonus for the 2010 calendar year will be prorated based on the months worked during the year. The bonus you earn for each calendar year will be paid to you by March 15 of the following year. The payment of your salary and bonuses will be subject to the Company’s collection of all applicable withholding taxes. Subject to the approval of the Executive Compensation Committee, you will also receive two restricted stock unit awards each covering a number of shares of Common Stock of SJW Corp. equal to $75,000 divided by the fair market value of the Common Stock on the date of grant and the shares shall vest over a period of four years. The first award will be made in 2010 in connection with your commencement of employment, and the second award will be made in January 2011 as part of the annual executive officer grant process. You will also be provided with a company car and reimbursement of the annual or monthly membership fee for one local health club, up to a total of $2,500 per calendar year (without carryover of any portion of that amount to any other calendar year and pro-rated for any partial calendar year of employment). To obtain such reimbursement, you must submit appropriate documentation of your payment of each such fee within forty-five days after the required payment date, and the Company will reimburse you for such fee within thirty days thereafter. Your right to such reimbursement may not be exchanged or liquidated for any other payment or benefit, and in no event will any such fee be reimbursed after the close of the calendar year following the calendar year in which that fee is incurred.

James P. Lynch	September 22, 2010

Your duties will be to partner with the CEO and the other executive officers to provide strategic and financial leadership and drive the continued growth of our business. As part of this responsibility, you will become a member of the senior executive group and report regularly to the CEO and the other senior executive officers regarding any financial matter.

As a regular full-time employee, you are eligible for the standard benefits package at a nominal monthly cost. This coverage includes major medical, dental, life insurance, and long term disability and will become effective on the first of the month following 60 days of employment. Dependent coverage may also be elected for an additional monthly fee. You will also be eligible for our 401(k) and Retirement Plan, in accordance with the terms and conditions of these Plans. Upon completion of one year of service, you will be eligible for four weeks of vacation, which may be advanced upon request. The complete benefit package will be explained in further detail at your orientation.

Our progress and growth are the result of each employee’s contribution. As responsibility increases, typically so do the rewards. Formal performance reviews are generally conducted annually with salary increases based upon merit and performance. Generally, a non-salary performance review is conducted at the end of the 180 days probationary period.

Employment is, and will always be, one of at-will employment. That is, as employment is voluntary, you are free to resign at any time. Similarly, the Company is free to terminate this employment relationship at any time. However, if your employment is involuntarily terminated by the Company other than for cause, you will be eligible for separation pay in accordance with the terms and conditions of Appendix A to this offer letter.

As required by law, upon your first day of employment, you will be asked to provide proof of your eligibility to work legally in the United States and to sign such other documents as are customarily executed at the time of starting employment with the Company.

By signing below, you hereby confirm the following:

(1)	you have no outstanding agreement or obligation that is in conflict with any of the provisions of this agreement, or that would preclude you from complying with the provisions hereof; and

(2)	at all times during your employment with the Company: (i) you will not influence KMPG LLP’s operations or financial policies; (ii) you will not have capital balances in such accounting firm; and (iii) you will not have financial arrangement with the accounting firm other than one providing for regular payment of a fixed dollar amount (which is not dependent on the revenues, profits, or earnings of the accounting firm) pursuant to a fully funded retirement plan, rabbi trust, or, in jurisdictions in which a rabbi trust does not exist, a similar vehicle.

James P. Lynch	September 22, 2010

The Company is committed to providing a safe and productive working environment. Therefore, this offer is contingent upon the completion of a background screen which includes prior employment, educational and criminal history, as well as upon passing a drug test to be taken after the Company’s receipt of a written offer acceptance. To take the test, use the attached forms for U.S. HealthWorks.

Jim, we realize that this is an important decision for you. We sincerely believe that this offer provides you with an excellent opportunity. We are confident that the Company will provide the challenge and growth potential you seek.

This offer of employment will be open until the close of business on Monday, September 27, 2010, and your expected employment commencement date will be October 4, 2010. We are looking forward to an affirmative response. To accept this offer, please sign and date a copy of this letter and return in the enclosed envelope. A second copy of this offer is enclosed for your personal records.

If you have any questions or need additional information, please do not hesitate to call me at (408) 279-7976. We are excited at the prospect of having you join us at San Jose Water Company, and we look forward to working with you.

Best regards,

/s/ W. Richard Roth

W. Richard Roth

President and Chief Executive Officer

Acceptance

I am pleased to accept this offer. I will report to work on Monday, October 4, 2010.

Signature:	/s/ James P. Lynch	Date: September 27, 2010

James P. Lynch	September 22, 2010

APPENDIX A

SEPARATION PAY

In the event the Company unilaterally terminates your employment other than for cause (as defined below) then you will become eligible for the separation pay benefit set forth below, provided (i) you execute and deliver a general release of all claims you may have against the Company and its affiliates (with the form of such release to be provided by the Company at the time of such involuntary termination) within the twenty-one (21)-day period measured from your termination date and (ii) your executed release becomes effective and enforceable upon the expiration of the applicable seven (7)-day revocation period. In such event, you will become entitled to the following separation pay benefit:

- You will receive salary continuation payments, based on the monthly rate of base salary in effect for you at the time of such involuntary termination, for a period of twelve (12) months. Such payments will be made in a series of successive equal installments on the Company’s regularly-scheduled pay dates for salaried employees, with the first such payment to be made on the first such regularly scheduled payday, within the sixty (60)-day period following the date you incur a separation from service under Section 409A of the Internal Revenue Code (“Section 409A) by reason of such involuntary termination, on which your required release is effective and enforceable in accordance with applicable law following the expiration of the maximum twenty-one (21)-day review period and the applicable seven (7)-day revocation period, or on such subsequent date thereafter as the Company may determine in its sole discretion, but in no event later than the last day of such sixty (60)-day period on which your required release is so effective and enforceable. Each such payment will be subject to the Company’s collection of all applicable withholding taxes. For purposes of Section 409A, each such cash severance payment shall be deemed to be part of your entitlement to a series of separate payments.

Notwithstanding the foregoing, no salary continuation payments that constitute an item of deferred compensation under Section 409A will be made to you prior to the earlier of (i) the first day of the seventh month following the date of your separation from service or (ii) the date of your death, if you are deemed at the time of your separation from service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Internal Revenue Code. Upon the expiration of the applicable deferral period, all payments deferred in accordance herewith will be paid to you in a lump sum on the first day of the seventh month after the date of your separation from

James P. Lynch	September 22, 2010

service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death, and the balance of your salary continuation payments will be paid in accordance with the normal installment schedule set forth above.

For purposes of your eligibility for salary continuation payments hereunder, your employment will be deemed to be involuntarily terminated for cause if such termination occurs by reason of: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential information or trade secrets of the Company or any affiliated entity, (iii) your conviction of, or pleading guilty or no contest to, a criminal violation involving fraud, dishonesty or moral turpitude; or (iv) any intentional misconduct on your part which has a materially adverse effect upon the Company’s business or affairs, (v) your continued failure to perform the major duties, functions and responsibilities of your position (other than by reason of physical incapacity) after written notice from the Company’s Board of Directors identifying the deficiencies in your performance and a reasonable cure period of not less than thirty (30) days, (vi) a material breach of your fiduciary duties as an officer of the Company or (vii) your willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or your willful and knowing submission of any false or erroneous certification required of you under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s common stock are at the time listed for trading.

You will also be eligible to participate in the SJW Corp. Executive Severance Plan. However, should your employment with the Company terminate under circumstances that would otherwise entitle you to separation pay under this Appendix A and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and you will accordingly receive only the severance benefits provided under the Executive Severance Plan.